Exhibit 10.16

TERRITORIAL SAVINGS BANK

SEPARATION PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

ARTICLE 1. ESTABLISHMENT OF THE PLAN

Section 1.1 Establishment of the Plan. Effective January 1, 2009 (the “Effective Date”), Territorial Savings Bank (the “Bank”) established a self-insured severance pay plan (the “Plan”), which provides benefits in the event Eligible Employees (as defined below) have an involuntary Separation from Service (as defined below) following a Change in Control (as defined below) of the Bank or Territorial Bancorp Inc., the holding company of the Bank (the “Company”). This document also is designed to satisfy the requirements of a summary plan description.

Section 1.2 Plan Year. The Plan Year is the calendar year.

ARTICLE 2. PARTICIPATION

Section 2.1 Eligible Employees. Each Eligible Employee, as hereafter defined, will become a Participant in the Plan on the later of:

(a) the first day immediately following the date on which the Eligible Employee has completed one year of continuous service with the Bank; or

(b) the Effective Date.

Notwithstanding the preceding, each officer and department head who is an Eligible Employee will become a Participant on his or her date of hire with the Bank.

The term “Eligible Employee” means any regular full-time or part-time employee of the Bank, excluding (1) any employee covered under an employment agreement or a change in control agreement (or similar agreement) providing severance pay and (2) any employee who is not paid a base compensation. For purposes of this Section, continuous service will be measured from an employee’s most recent date of hire or rehire. If any employee is separated from service for any reason, he or she will be treated as a new employee upon reemployment and will not resume participation in the Plan until the completion of one year of continuous service following reemployment.

ARTICLE 3. BENEFITS AND PAYMENT OF BENEFITS

Section 3.1 In General. Each Participant whose employment is involuntarily terminated, as defined in Treasury Regulations Section 1.409A-1(n), (other than for personal performance reasons) within 24 months after a Change in Control (as defined below) will be eligible for separation pay benefits described in Section 3.2.

(a) In any event, no benefits will be payable under this Plan to any Participant:

(1)	whose employment with the Bank is terminated due to the sale of a business unit or subsidiary if continued employment is offered to the Participant; or

(2)	whose position is eliminated for any other reason if the Bank makes any offer of employment to the Participant:

(i) at a location within 40 miles of the Participant’s current place of employment; and

(ii) for a position for which the Participant holds the minimum qualifications; or

(3)	who refuses to sign a release in a form acceptable to the Bank.

(b) For purposes of this Plan, a “Change in Control” means any of the following:

(1)	Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the merger of any subsidiary or affiliate of the Company into another subsidiary or affiliate of the Company constitute a “Change in Control” for purposes of this Plan.

3.2 Benefit Amount.

(a) A Participant’s separation pay benefit will be based on the Participant’s rate of base compensation in effect at the Participant’s date of Separation from Service, excluding commissions, bonuses, incentive payments and any type of equity or equity-based compensation. The amount of a Participant’s separation pay shall equal one month of separation pay for each full year of service during which the Participant was employed by the Bank, with a minimum of one month of separation pay and a maximum of 24 months of separation pay; provided, however, that Participants who are at the level of senior vice president and above on the date of their Separation from Service shall receive a minimum of 12 months of separation pay.

(b) Notwithstanding section (a) above, in any event, the amount of the separation pay paid to any Participant shall not exceed two times the lesser of: (i) the Participant’s annualized compensation based on his or her annual rate of pay for the calendar year preceding the year of the Separation from Service (adjusted for any regularly scheduled increase during that year that was expected to continue indefinitely if the Participant had not separated from service); or (ii) the maximum amount that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which the Participant’s Separation from Service occurred (i.e., for 2008, the 401(a)(17) amount was $230,000). All separation payments shall be paid no later than the last day of the second calendar year following the year in which the Separation from Service occurs. Accordingly, this Plan is intended to be exempt from Code Section 409A under the exception for separation pay plans set forth in Treasury Regulations Section 1.409A-1(b)(9), as published in the final regulations issued in April 2007.

(c) All payments hereunder are contingent upon the Participant’s involuntary termination of employment qualifying as a “Separation from Service,” as defined in Treasury Regulations Section 1.409A-1(h). Furthermore, to the extent a Participant is a “Specified Employee,” as defined in Treasury Regulations Section 1.409A-1(i), solely to the extent necessary to avoid penalties under Code Section 409A, payments shall be delayed until the first day of the seventh month following such Participant’s Separation from Service.

Section 3.3 Form of Benefit Payment.

(a) Separation Pay. A Participant will receive separation pay in the form of direct deposit to his or her bank account in accordance with the normal payroll process over the period of the separation pay. All applicable payroll taxes and withholding will be applied. Separation pay will begin by the second pay period following Separation from Service and upon execution by the Participant of all required documentation to process payments. Separation pay under this Plan is not eligible to be treated as compensation under any other employee benefit plan maintained by the Bank, unless specifically authorized by such other employee benefit plan.

(b) Health Insurance Continuation Coverage. In addition to separation pay described above, Participants who are at the level of senior vice president and above on the date of their Separation from Service shall also be eligible to continue to participate in the Bank’s health insurance coverages for a period of up to one year after the date of his or her Separation from Service. Such health insurance continuation coverage shall be based on the same cost-sharing terms and conditions with respect to the employer-paid and employee-paid portion of such coverages as was in effect on the date of the Participant’s Separation from Service. If the Participant obtains health insurance coverage from a new employer, coverage under this paragraph shall cease as of the date that coverage under the new employer’s health insurance plan begins. Any health insurance continuation coverage provided under this paragraph shall not be counted towards federal or state-mandated “COBRA” health care continuation coverage, such that, upon the expiration of coverage under this paragraph, the Participant shall experience a COBRA qualifying event, effective as of the date that coverage under this paragraph ceases.

Section 3.4 Forfeitures of Benefits. A Participant will forfeit his or her right to any unpaid separation pay benefits and health insurance continuation coverage if he or she is reemployed by the Bank in any position that meets the criteria in Section 3.1(a)(2) above.

Section 3.5 Applying for Benefits. Notwithstanding any other provision of the Plan to the contrary, no separation pay or health insurance continuation benefits shall be paid to any Participant unless he or she applies for the benefits by completing and signing forms provided by the Plan Administrator, including an application for benefits. Uniform rules regarding completion and submission of such forms shall be prescribed by the Plan Administrator.

ARTICLE 4. ADMINISTRATION OF PLAN

Section 4.1 Appointment of Plan Administrator and Responsibility for Administration of Plan. The Bank shall serve as Plan Administrator and Claims Administrator and shall administer this Plan in accordance with its terms. The Plan Administrator may designate other persons to carry out the responsibilities to control and manage the operation of the Plan.

Section 4.2 Agents. The Plan Administrator may employ such agents, including counsel, as it may deem advisable for the administration of the Plan. Such agents need not be Participants under the Plan.

Section 4.3 Compensation. The Bank shall pay all the expenses of the Plan Administrator. The Bank shall indemnify the Plan Administrator and any employees of the Bank to whom responsibilities have been delegated under Section 4.1 against any liability incurred in the course of administration of the Plan, except liability arising from their own gross negligence or willful misconduct.

Section 4.4 Records. The acts and decisions of the Plan Administrator shall be duly recorded. The Plan Administrator shall make a copy of this Plan available for examination by any Participant during the business hours of the Bank.

Section 4.5 Defect or Omission. The Plan Administrator shall refer any material defect, omission or inconsistency in the Plan to the Board of Directors of the Bank for such action as may be necessary to correct such defect, supply such omission or reconcile such inconsistency.

Section 4.6 Liability. Except for their own negligence, willful misconduct or breach of fiduciary duty, neither the Plan Administrator nor any agents appointed by the Plan Administrator shall be liable to anyone for any act or omission in the course of the administration of the Plan.

Section 4.7 Contributions and Financing. All benefits required to be paid by the Bank under the Plan shall be paid as due directly by the Bank from its general assets.

ARTICLE 5. CLAIMS PROCEDURES

Section 5.1 Claims.

(a) General. These claims procedures contain administrative processes and safeguards designed to ensure and to verify that benefit claim determinations are made in accordance with the governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. These claims procedures shall not unduly inhibit or hamper the initial or processing of claims for benefits. The Plan Administrator shall be the Claims Administrator.

(i) No fees or costs are required to be paid as a condition to making a claim hereunder or to appeal an adverse benefit determination.

(ii) Claims made hereunder shall not be denied for failure to obtain a prior approval under circumstances that would make obtaining prior approval impossible or application of the prior approval process could seriously jeopardize the life or health of the claimant.

(iii) Authorized representatives of the claimant may act on behalf of the claimant in pursuing a benefit claim or appeal of an adverse benefit determination. The Claims Administrator may establish reasonable procedures for determining whether an individual is duly authorized to act as a representative of a claimant.

(b) Calculating Time Periods. When establishing the timing of notification of benefit determinations (either initial claims or review of adverse benefit determinations), the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan’s procedures, without regard to whether all of the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended for making such determinations, as described below, due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Section 5.2 Timing of Notification of Benefit Determination; General Rule. If a claim is wholly or partially denied, the Claims Administrator shall notify the claimant, in accordance with section 5.3 below, of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to make the benefit determination.

Section 5.3 Manner and Content of Notification of Benefit Determination. The Claims Administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with DOL Regulations section 2520.104b-1(c)(1)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant:

(i) the specific reasons for the adverse determination;

(ii) reference to the specific Plan provisions on which the determination is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

Section 5.4 Appeal of Adverse Benefit Determinations. (a) Under this section 5.4, claimants shall have a reasonable opportunity to appeal an adverse benefit determination to an appropriate named fiduciary of the Plan, which shall involve a full and fair review of the claim and adverse benefit determination.

(b) Claimants shall have at least 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination.

(c) Claimants shall have the opportunity to submit written comments, documents, records and other information relating to the claim for benefits.

(d) Claimants shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined below) to the claimant’s claim for benefits.

(e) The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Section 5.5 Timing of Notification of Benefit Determinations on Review.

(a) Except as provided in subsection (b) below, the Claims Administrator shall notify a claimant in accordance with section 5.6 of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review by the Plan, unless the Claims Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Claims Administrator determines that an extension of time for processing the claim is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

(b) In the case of a Plan with a committee or board of trustees designated as the appropriate named fiduciary that holds regularly scheduled meetings at least quarterly, subsection (a) shall not apply and the appropriate named fiduciary shall instead make a benefit determination no later than the date of the meeting of the committee or board that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances (such as the need to hold a hearing) require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the committee or board following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Claims Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Claims Administrator shall notify the claimant in accordance with section 5.6 of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made.

Section 5.6. Manner and Content of Notification of Benefit Determination On Review. The Claims Administrator shall provide a claimant with written or electronic notification of the Plan’s benefit determination on review. Any electronic notification shall comply with DOL Regulations section 2520.104b-1(c)(1)(i), (iii) and (iv). In case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant:

(a) the specific reasons for the adverse determination;

(b) reference to the specific Plan provisions on which the determination is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined below) to the claimant’s claim for benefits;

(d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Section 5.7 Definitions. A document, record or other information is considered “relevant” to a claimant’s claim if such document, record or other information:

(a) was relied upon in making the benefit determination;

(b) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or

(c) demonstrates compliance with the administrative processes and safeguards of the Plan’s claims procedures in making the benefit determination.

Section 5.8 Limitation on Time to File Lawsuits. Any claimant seeking benefits hereunder must file his or her action in federal court no later than six (6) months following the claimant’s exhaustion of this Plan’s administrative remedies.

ARTICLE 6. MISCELLANEOUS PROVISIONS

Section 6.1 Plan Terms are Legally Enforceable. The Bank intends that the terms of this Plan, including those relating to coverage and benefits, are legally enforceable.

Section 6.2 Plan Exclusively Benefits Employees. The Bank intends that the Plan is maintained for the exclusive benefit of employees of the Bank.

Section 6.3 Illegality of Particular Provision. The illegality of any particular provision of the Plan shall not affect the other provisions, and the Plan shall be construed in all other respects as if such invalid provision were omitted.

Section 6.4 Applicable Laws. To the extent not pre-empted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Plan shall be governed by the laws of the State of Hawaii.

Section 6.5 Non-Guaranty of Employment. Nothing in this Plan shall be construed as granting any Participant a right to employment with the Bank.

ARTICLE 7. AMENDMENT AND TERMINATION

Section 7.1 Amendment of the Plan. The Bank intends to maintain this Plan indefinitely, but reserves the right to amend, modify or terminate the Plan at any time. The Bank may make modifications or amendments to the Plan that are necessary or appropriate to maintain the Plan as a plan meeting the requirements of the applicable provisions of ERISA.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Bank has executed this Plan.

TERRITORIAL SAVINGS BANK

By:
Date		Allan S. Kitagawa, Chairman of the Board,
President and Chief Executive Officer

SUMMARY PLAN DESCRIPTION DISCLOSURE

The Plan is defined under ERISA as an employee welfare benefit plan. As a welfare benefit plan, the Plan is not insured by the Pension Benefit Guaranty Corporation (PBGC). Plan records are maintained on an annual basis; December 31 is the end of the Plan Year. The Employer Identification Number assigned to the Plan by the Internal Revenue Service is 99-0056630. The Plan Number assigned by the Bank is 501.

FORMAL STATEMENT OF ERISA RIGHTS

The following statement of your ERISA rights is required by law and the applicable regulations to be provided to you:

As a Plan participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies (not to exceed $.25 per page).

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

The general offices of the Plan Administrator, Territorial Savings Bank, are located at 1132 Bishop Street #2200, Honolulu, Hawaii 96813. The telephone number is (808) 946-1400. Legal process should be served on the Plan Administrator. The President of the Bank is designated as agent for service of legal process at the above address.

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